Exhibit 10.3 American Water - Confidential February 2, 2022 Ms. M. Susan Hardwick 14141 S. Penn Square Unit 37D Philadelphia, PA 19102 Dear Susan: On behalf of American Water Works Company, Inc. (the “Company”) and its Board of Directors, we are pleased to offer you the position of Chief Executive Officer and President, effective February 2, 2022. As Chief Executive Officer and President of the Company, you shall have the authority to control the day-to-day operations of the Company and its corporate strategy subject to the Company’s Bylaws and Delegation of Authority and to the directors and decisions of the Company’s Board of Directors. You will also be elected to serve as a member of the Board of Directors, without additional compensation for such service. The following are the terms and conditions of your employment as the Company’s Chief Executive Officer and President. Base Salary: You will receive a bi-weekly salary of $38,461.54, which when annualized, would be approximately $1,000,000, subject to applicable withholdings. The salary grade for your position will be 100. Your compensation will be reviewed annually based on your performance as assessed by the independent members of the Board of Directors. APP: You will continue to participate in the Company's Annual Performance Plan (APP). Your target award under the APP is 110% of your annual base salary, and for 2022 will not be prorated and will be based on your new salary and target levels. Under the terms of the APP, your actual award payout may be up to 200% of your target award and will be dependent on both (i) your individual performance which may result in an individual performance factor range of 0 to 200% of your target award and (ii) the application of the Company's Corporate Multiplier (which may range from 0 to 150%) to your individual award. The independent members of the Board of Directors will establish each performance year a set of mutually agreed upon APP goals and objectives for you as CEO and President. Your APP award for 2022 will be based on the level of progress towards achieving the goals and objectives that were agreed upon and approved by the independent members of the Board of Directors, as reflected in the minutes of the meeting of the Board of Directors at which they were approved. Your APP award target must be approved by the Executive Development and Compensation Committee, as well as the independent members of the Board. LTPP: You will continue to participate in American Water’s Long Term Performance Plan (LTPP). Your target payout under the LTPP is 400% of your annual base salary. Your grant for 2022 will be based on your new target. For reference purposes, awards are currently granted in the following forms of equity in the Company: 30% in restricted stock units, 35% in performance stock units based on relative total shareholder return (TSR) ranking and 35% percent in performance stock units based on compounded adjusted EPS growth. LTPP awards are granted under the terms and conditions of the Company’s 2017 Omnibus Equity Compensation Plan, as it may be amended from time to time (the Plan), the LTPP program then in effect, and a grant document. Your LTPP awards must be approved by the Executive Development and Compensation Committee of the Board, as well as the independent members of the Board. In the event of any conflict between the terms of your offer letter and the terms of the Plan, the LTPP program then in effect and the grant document, the terms of those other documents will govern.

American Water - Confidential Ms. Hardwick February 2, 2022 Page 2 In addition, as CEO and President, your equity awards will include specific post-retirement continued vesting provisions applicable to that position. Under these provisions, equity awards granted to you in this role will continue to vest over the normal vesting schedule of the award following your separation of service based upon either normal retirement, as follows: • in the event of a normal retirement, defined as having attained age 60 and five years of service, an award will continue to vest in full; and • in the event of an early retirement, defined as having attained age 55 and five years of service, 75 percent of each award will continue to vest. Interim CEO compensation: In recognition and appreciation of your role as interim CEO from December 3, 2021 to January 31, 2022, you will receive a one time lump sum cash payment of $100,000, subject to applicable withholdings, which will be paid to you in the next pay period. Executive Severance Policy and Change of Control Severance Policy: You will be entitled to the benefits and subject to the terms of the Company's executive severance policy and Change of Control Severance Policy, which provide severance benefits to executives whose employment is terminated under specified circumstances by American Water for reasons other than cause. Benefits: You will continue to be eligible to participate in American Water’s comprehensive benefits program for you and your eligible dependents. 401(k) Savings Plan: You will continue to be eligible to participate in the 401(k) Savings Plan. Non-Qualified Deferred Compensation: You will continue to be eligible to participate in our Non-Qualified Deferred Compensation Plan. The Company may make Employer Matching and Defined Contribution Account contributions as soon as administratively practicable after the end of the applicable plan year. Vacation/Holidays: You are entitled to five (5) weeks of vacation, six (6) floating holidays and eight (8) fixed holidays per calendar year which must be used in accordance with the Company's vacation policy.

American Water - Confidential Ms. Hardwick February 2, 2022 Page 3 Susan, we look forward to working with you as CEO and President as you continue to execute on our strategy and grow the Company. Please signify your agreement with the foregoing terms of your continued employment by returning to my attention the original of this Agreement. Sincerely, /s/ KARL F. KURZ Chairman of the Board cc: Melanie Kennedy, EVP and Chief Human Resources Officer I, Susan Hardwick, understand that my employment with American Water is "at will," which means that I am not guaranteed employment or any particular job for any specified period of time. The Company or I may terminate my employment at any time, for any or no reason, with or without cause. /s/ M. SUSAN HARDWICK February 2, 2022 Signature Date